CONSENT OF PETROLEUM ENGINEERING CONSULTANT

        We consent to the use of our report respecting the estimated oil reserve information as of December 31, 2000, for the Poland producing properties of FX Energy, Inc. (the "Company"), in the Company's annual report on Form 10-K for the year ended December 31, 2000 and to the incorporation by reference of such report as it is referred to in the Company's annual report into the registration statements on Form S-8 (SEC File Nos. 333-60563, 333-12385 and 333-11417) and the registration statements on Form S-3 (SEC File Nos. 333-08557, 333-16439, 333-26619, 333-79595, 333-80489 and 333-40480).


/s/ Troy-Ikoda Limited

Troy-Ikoda Limited
March 16, 2001